Exhibit 5.1

November 3, 2011

Neonode Inc.
Linnegatan 89
SE-115 23 Stockholm
Sweden

RE:	Neonode Inc. Form S-3 Registration Statement

Ladies and Gentlemen:

We have acted a counsel to Neonode Inc., a Delaware corporation, ("Company"), in connection with the registration statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended ("Act").

The Registration Statement relates to (a) the issuance and sale from time to time by the Company, pursuant to Rule 415 of the General Rules and Regulation promulgated under the Act, of up to 4,000,000 shares of the Company's common stock, $0.001 par value, (the "Primary Offering Shares"); and (b) the offer and sale from time to time by the selling stockholders of up to 15,423,743 shares of common stock of the Company, comprised of (i) 9,988,137 outstanding shares of common stock, (ii) 30,000 shares of common stock issuable upon the conversion of convertible notes (“Notes”), and (iii) 5,405,606 shares of common stock issuable upon the exercise of warrants (“Warrants”), acquired by the selling stockholders in one or more private placement transactions (collectively referred to as the “Secondary Offering Shares”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Company's Amended and Restated Certificate of Incorporation, (ii) the Company's By-laws, (iii) the Registration Statement, and (iv) such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies, and the authenticity of the originals of such documents.

Based on our examination mentioned above and subject to the qualifications stated herein, we are of the opinion that:

1.           With respect to the Primary Offering Shares, when (i) the Board of Directors of the Company has taken all necessary corporate action to authorize the issuance and sale of the Primary Offering Shares, and (ii) the company receives consideration per share of the Primary Offering Shares in a form legally valid and in an amount equal to or in excess of the par value of the common stock, the issuance and sale of the Primary Offering Shares will have been duly authorized, and such Primary Offering Shares will be validly issued, fully paid, and non-assessable.

2.           The shares of common stock outstanding on the date hereof that are being registered for resale by the selling stockholders of the Company are validly issued, fully paid and non-assessable.

3.           The shares of common stock issuable upon the conversion of the Notes and the exercise of the Warrants have been duly authorized. Upon the conversion of the Notes in accordance with their terms and the exercise of the Warrants in accordance with their terms, the common stock issuable upon such conversion and such exercise, respectively, will be validly issued, fully-paid, and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under "Legal Matters" in the Registration Statement.  In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,
/s/ SRK Law Offices